AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2005

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TOTAL IDENTITY CORP.
(Exact name of registration as specified in its charter)

Florida	65-0309540
(State or Other Jurisdiction	(IRS Employer Identification No.)
of Incorporation)

1007 N. Federal Highway, #A-3, Fort Lauderdale, FL	33304
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code 561-208-8101

Copies to:
Mathew P. Dwyer	Steven I. Weinberger, Esq.
Chief Executive Officer	Schneider Weinberger & Beilly LLP
Total Identity Corp.	2200 Corporate Blvd., N.W., Suite 210
1007 N. Federal Hwy, #A-3	Boca Raton, FL 33431
Fort Lauderdale, Florida 33304	(561) 362-9595
(561) 208-8101
(name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum offering price per share	Proposed maximum aggregate offering price

				Amount of registration fee
Title of securities to be registered	Amount to be registered

Common Stock, $.01 par value per share (1)
	2,500,000	$.045	$112,500	$13.24

(1)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, and is calculated upon the average of the bid and asked price of the securities on the Over-the-Counter-Bulletin Board on February7, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to two separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, consultants and others of up to 2,500,000 shares of common stock pursuant to our 2004 Equity Compensation Plan (the “Plan”). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933.

PROSPECTUS

Item 1. Plan Information

On June 15, 2004, our Board of Directors initially authorized and approved the Total Identity Corp. 2004 Equity Compensation Plan (the “Plan”). We have reserved a total of 2,500,000 shares of our common stock for issuance upon the exercise of options and the grant of other awards under the Plan. Awards under the Plan must be issued only for bona fide services and may not be issued under the Plan for services in connection with the offer and sale of securities in a capital raising or capital promoting transaction.

Shares may be awarded under the Plan pursuant to individually negotiated compensation contracts as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of shares that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the shares to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services to us.

The Plan itself does not require restrictions on the transferability of shares issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. Shares issued under awards made to our officers, directors and affiliates become control shares, the resale of which may be covered by this prospectus. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 (“ERISA”). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide to Plan participants, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Requests should be made to us at our principal offices located at 1007 N. Federal Hwy, #A-3, Fort Lauderdale, Florida 33304, (561) 208-8101.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plans shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

The date of this prospectus is February 11, 2005

REOFFER PROSPECTUS

TOTAL IDENTITY CORP.

2,500,000 Shares of Common Stock
($.01 par value)

This prospectus forms a part of a registration statement, which registers an aggregate of 2,500,000 shares of common stock issued or issuable from time-to-time under the Total Identity Corp. 2004 Equity Compensation Plan (the “Plan”).

Total Identity Corp. is referred to in this prospectus as "Total Identity,” the “Company,” “we,” “us” or “our.” The 2,500,000 shares covered by this prospectus are referred to as the “shares.” Persons who are issued shares are sometimes referred to as the "selling security holders."

This prospectus also covers the resale of shares by persons who are our “affiliates” within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock in any three month period. Affiliated selling security holders using this prospectus for resale purposes may be identified in a prospectus supplement to be filed from time-to-time.

We will not receive any proceeds from sales of shares by selling security holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is February 11, 2005.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

-	Annual Report on Form 10-KSB filed on May 11, 2004
-	Form 8-K Current Report filed on May 20, 2004
-	Quarterly Report on Form 10-QSB filed on June 15, 2004
-	Form 8-K Current Report filed on August 5, 2004
-	Quarterly Report on Form 10-QSB filed on September 24, 2004, as amended by Form 10-QSB/A filed on September 28, 2004
-	Form 8-K Current Report filed on December 7, 2004
-	Quarterly Report on Form 10-QSB filed on December 17, 2004
-	Form 8-K Current Report filed on December 29, 2004
-	Form 8-K Current Report filed on January 4, 2005
-	Form 8-K Current Report filed on January 14, 2005
-	Form 8-K Current Report filed on February 4, 2005

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Total Identity Corp., 1007 N. Federal Hwy, #A-3, Fort Lauderdale, Florida 33304.

THE COMPANY

We have in the past and intend to continue to acquire assets and/or businesses that we believe are undervalued, and to operate those assets and businesses until such time as management determines that disposition is in our best interests. Until recently, our only business operations consisted of the manufacture and sale of custom-made signs through Total Identity Systems, Inc. (“TISC”). For the reasons described below, we have treated the operations of TISC as discontinued operations as of November 30, 2004, and, accordingly, our financial statements for the quarter ended September 30, 2004 reflect the impact of discontinuing the operations of TISC.

Recent Developments

Unregistered Sales of Equity Securities

On February 3, 2005, we sold 500,000 shares of our common stock to Wall Street-Review Financial Services, Inc. for an aggregate purchase price of $25,000 or $.05 per share. The sole officer and director of Wall Street-Review Financial Services, Inc. is also our sole officer and director. The $.05 per share purchase price was the closing bid price for our common stock on the date of purchase. The proceeds from the sale are being used for general working capital purposes.

Acquisition of Assets; Share Dividend; Rescission

On December 15, 2004, our wholly owned subsidiary Total Digital Displays, Inc. n/k/a Total Digital Communications, Inc. (“Total Digital”) acquired certain assets from Leonard Lightman, including the seller’s rights under a purported license agreement with Major League Baseball. The purchase price for the assets was paid by the issuance of 10,000,000 shares of Total Digital’s common stock to the seller. The 10,000,000 shares represented approximately 93% of Total Digital’s outstanding common stock at the time of issuance.

On December 29, 2004, we distributed to our shareholders of record on December 15, as a dividend, an aggregate of 804,929 shares, constituting all of the common stock of Total Digital owned by us. One share of Total Digital was distributed for each 20 shares of our common stock held on the record date. The dividend was paid without registration under the Securities Act of 1933, as amended, because no sale was involved and our counsel delivered its opinion that the transaction complied with the requirements of SEC Staff Bulletin 4.

On January 11, 2005, we determined that the seller of the assets had fraudulently misrepresented to us that the seller owned a license from Major League Baseball when, in fact, the seller did not own any such license. As a result, on January 11, 2005, we notified the seller of claims we have against it, and demanded rescission of the asset purchase agreement, including its return of the 10,000,000 shares of Total Digital. To date, the seller has not complied with our demands.

In light of the foregoing, the opinion of counsel that caused the shares of Total Digital to be issued without legend has been withdrawn, and we are treating the shares of Total Digital that were distributed to our shareholders as restricted securities. At this time, Total Digital has no assets and there is no market for the shares of Total Digital. We are currently reviewing our legal rights with counsel and are evaluating whether to commence suit for rescission and damages against the seller of the assets.

Threatened Lawsuit

We have been advised that a lawsuit has been commenced in the Supreme Court of the State of New York, County of Monroe, under the caption Stephen E. Webster v. Richard Dwyer, Matthew P. Dwyer, Phillip Mistretta, Total Digital Displays, Inc., Leslie W. Kernan, Jr., Lacy Katzen LLP, et al. While we understand that the plaintiff also intends to assert claims against Total Identity Corp. and others, neither the Total Identity Corp., Richard Dwyer, Matthew P. Dwyer nor Total Digital Displays, Inc. has been served in connection with this purported lawsuit. The plaintiff, Stephen E. Webster, previously purchased a $125,000 debenture from Total Identity Corp. We understand the plaintiff is seeking payment of the convertible debenture by alleging that he was fraudulently induced to purchase the debenture. We believe that (a) the plaintiff may have a relationship with Argilus, Inc., the respondent in a pending arbitration proceeding commenced by us, and (b) the plaintiff, due to its relationship with Argilus, may have been induced by Argilus to commence the suit as a strategic tactic in connection with the pending arbitration between the Company and Argilus. Until such time as we or our affiliates are served in this proceeding, we are unable to provide further information.

Discontinued Operations

Lawsuit Relating to Total Identity Systems Corp.

We are a party to an on-going legal dispute with Robert David, the former owner of TISC. A primary aspect of the disagreement is our contention that information provided to us by Mr. David concerning TISC’s banking relationship with Mercantile and Trader’s Trust Company, a bank that has made loans to TISC (the “Bank”), was materially inaccurate. The Bank had previously noticed a default against TISC under the promissory note and other loan agreements between TISC and the Bank (the “Loan Documents”). However, we have been paying down TISC’s debt, to the Bank and had been engaged in on-going discussions with the Bank designed to pay TISC’s debts to the Bank on a mutually satisfactory basis.

On or about November 24, 2004, we learned that the Bank had exercised certain rights granted under the Loan Documents and had “swept” TISC’s accounts aggregating approximately $200,000 maintained at the Bank, and applied the proceeds to the outstanding indebtedness of TISC to the Bank in the current amount of approximately $800,000. In addition, (a) on November 27, 2004, we learned that the Bank had notified the United States Post Office that it was exercising its rights under the Loan Documents to take control over all mail directed to us and (c) on December 6, 2004, we learned that the Bank had changed the locks at TISC’s Rochester, New York facility, and was seeking to take control over TISC’s assets in order to satisfy TISC’s indebtedness to the Bank

In exercising these rights, the Bank has prevented TISC from conducting and funding its day-to-day operations, and, accordingly, TISC’s operations have ceased. In light of the actions taken by the Bank, including our loss of control over TISC’s records and operations and the prospect that our registered public accounting firm will hereafter be unable to audit TISC’s books and records, we have treated the operations of TISC as discontinued operations as of November 30, 2004, and, accordingly, our financial statements for the quarter ended September 30, 2004 reflect the impact of discontinuing the operations of TISC. As noted under FASB 5 paragraph 11 the Company is presenting the discontinued operations of TISC to keep the financial statements from being misleading.

On December 13, 2004, we notified the escrow agent holding the shares of TISC we acquired from Mr. David and TISC, that, without waiving any rights we have against Mr. David, the escrow agent may release the shares to Mr. David. We have received notice that Mr. David has disclaimed ownership of the shares, rejected delivery of the shares from the escrow agent and sought to amend his demand for arbitration to eliminate his request for return of the collateral to him. It remains uncertain what effect our release of the shares from escrow will have on ownership of the TISC shares or on the outcome of the pending legal disputes between TIC and Robert David.

In light of the discontinued operations of TISC, we no longer engage in any revenue producing activities. We are currently seeking other possible acquisition candidates in the manufacturing sector to help increase shareholder value. Until we are able to identify and consummate additional business combinations, we will require additional funding in order to pay our expenses, including the costs of continuing pending litigation and complying with disclosure and other obligations under Federal securities laws. At this time, we have not yet identified any additional acquisition candidates and have no commitments from any party to provide us with working capital.

Settlement of Dispute with Former Director

On May 13, 2004, we and Scott Siegel, one of our director, entered into an agreement resolving certain disputes that had arisen relating to the ownership of 1,050,000 shares of our common stock and 250,000 shares of our Series A preferred stock that were the subject of a stock purchase agreement dated February 21, 2003. Under the terms of the agreement:

•	Mr. Siegel retained 250,000 shares of common stock (the “Retained Shares”);
•
The Retained Shares will be held by our designee and delivered to Mr. Siegel at the rate of 50,000 shares per month commencing on the earlier of November 13, 2004 or on the effective date of a registration statement filed by us to register the resale of shares of its common stock (not including the Retained Shares) that may be issued in future financing transaction;

•
The Retained Shares will be the subject of a voting proxy in favor of our designee for a period terminating in 18 months, or earlier to the extent of a bona fide disposition by Mr. Siegel of the Retained Shares subject to the proxy; we have not yet released any of the Retained Shares and are awaiting receipt of the proxy referred to in the preceding paragraph prior to doing so;

•	800,000 shares of common stock issued to Mr. Siegel under the February 21, 2003 stock purchase agreement were surrendered to us and have been canceled;
•	We agreed to pay Mr. Siegel the sum of $35,265, plus $7,000 less an amount equal to our legal fees in settlement of this matter;
•
The amount payable to Mr. Siegel will be paid (a) one-third for each million in financing raised by us after June 27, 2004 or (b) pro-rata to the extent that other of our officers or directors receives repayment of indebtedness from third-party financing obtained us subsequent to June 27, 2004;

•	The Series A preferred stock has been surrendered to us and canceled; and
•	Mr. Siegel resigned as a director effective May 13, 2004.

Corporate Matters

On December 10, 2004 Jeffrey Hoffman resigned as the Company’s Chief Financial Officer. Matthew P. Dwyer currently serves as our sole officer and director.

On November 24, 2004 Neil Dolgin and Dr. Martin Peskin each tendered his resignation from the Company’s Board of Directors

On June 30, 2004, following authorization by our Board of Directors, we amended our Articles of Incorporation to eliminate previously authorized Series A and Series B preferred stock. No shares of Series A or Series B preferred stock were outstanding at the time of the elimination.

On July 1, 2004, following authorization by our Board of Directors, we amended our Articles of Incorporation to establish a series consisting of 1,250,000 shares of Series 1 preferred stock. The Series 1 preferred stock provides for a liquidation preference of $1.00 per share, prior to any liquidation distributions to holders of common stock. The Series 1 preferred stock accrues dividends at the rate of 12%, payable in arrears, in cash or by the issuance of shares of Series 1 preferred stock, Each share of Series 1 preferred stock is entitled to one vote per share, and votes along with common stockholders on all matters submitted to a vote of common stockholders. Each share of Series 1 preferred stock may be redeemed by the Company at a price of $1.00 per share, on ten days prior written notice. No shares of Series 1 preferred stock have been issued.

RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS

Our future results of operations involve a number of risks and uncertainties. The following paragraphs discuss a number of risks that could impact our financial condition and results of operations.

We have no current business operations and are dependent upon identifying an operating business to acquire in order to generate revenues and pay our operating expenses.

As a result of actions taken by an institutional lender, the operations of Total Identity Systems Corp. have ceased and we currently engage in no revenue-producing activities. At this time, our operating expenses are being paid through loans from our affiliates. There is no assurance that our affiliates will be able to continue to fund our operating expenses. Accordingly, we are dependent on identifying and acquiring an operating business in order to generate revenues to fund operating expenses. If we are unable to acquire an operating business or otherwise fund our operating expenses, we may be required to cease operations.

We are a party to an on-going lawsuit, the results of which are uncertain, and an adverse outcome to which could require us to pay a substantial judgment.

We are a party to an on-going legal dispute with Robert David, the former owner of TISC. A primary aspect of the disagreement is our contention that information provided to us by Mr. David concerning TISC’s banking relationship with Mercantile and Trader’s Trust Company, a bank that has made loans to TISC (the “Bank”), was materially inaccurate.

As described elsewhere in this prospectus, the Bank has exercised certain rights and taken actions that have prevented TISC from conducting and funding its day-to-day operations, and, accordingly, TISC’s operations have ceased. On December 13, 2004, we notified the escrow agent holding the shares of TISC we acquired from Mr. David and TISC, that, without waiving any rights we have against Mr. David, the escrow agent may release the shares to Mr. David. We have received verbal confirmation that Mr. David has disclaimed ownership of the shares, rejected delivery of the shares from the escrow agent and sought to amend his demand for arbitration to eliminate his request for return of the collateral to him.

It remains uncertain what effect our release of the shares from escrow will have on ownership of the TISC shares or on the outcome of the pending legal disputes between TIC and Robert David. In the event we are unsuccessful in our claims against Mr. David, we could become subject to the payment of substantial damages, the amount of which could force us to seek protection under bankruptcy laws.

Our continued issuance of shares of common stock in payment of management compensation and consulting fees is dilutive to our existing shareholders.

Due to our lack of revenues and income, we have historically paid compensation to our Chief Executive Officers and certain other officers and consultants through the issuance of options shares of our common stock, including shares issued and issuable upon the exercise of options. In some cases, the shares have been issued, including upon the exercise of options, at less than fair market value. The issuance of these shares is dilutive to the equity ownership of our shares by other stockholders and the issuance of shares at less than fair market value is dilutive to the book value of our common stock. Our lack of revenues may require that we continue to dilute shareholders through the issuance of our shares to management and consultants.

There is uncertainty concerning the status of shares of our subsidiary that were distributed to our shareholders.

We previously distributed shares of our former subsidiary, Total Digital Displays, Inc., to our shareholders. Subsequent to the distribution, we determined that the assets that were acquired by our subsidiary prior to the distribution did not exist and that we and Total Digital Displays had been fraudulently induced to purchase the assets. As a result, we have notified the seller of claims we have against it, and demanded rescission of the asset purchase agreement, including its return of the 10,000,000 shares of Total Digital issued to the seller under the asset purchase agreement. To date, the seller has not complied with our demands and has denied wrongdoing.

In light of the foregoing, the opinion of counsel that caused the shares of Total Digital to be issued without legend has been withdrawn, and we are treating the shares of Total Digital that were distributed to our shareholders as restricted securities. At this time, Total Digital has no assets and there is no market for the shares of Total Digital. We are currently reviewing our legal rights with counsel and are evaluating whether to commence suit for rescission and damages against the seller of the assets.

At this time, we cannot determine whether we will reacquire Total Digital as a subsidiary, the legal status of the shares of Total Digital that were distributed to our shareholders, or otherwise predict the impact that the foregoing facts will have on our operations.

Our financial condition may require us to withdraw as a reporting company under the Securities Exchange Act of 1934, which could make it more difficult to obtain current information about us, and adversely affect the market price for our shares.

Our shares are currently listed on the OTC Bulletin Board. As a condition of continued listing, we are required to file annual, quarterly and current reports under the Securities Exchange Act of 1934. These reports provide material information about us and enable investors to make informed investment decisions about us. In the event we are unable to generate revenues to pay our operating expenses, we will likely be required to take action to reduce our expenses. Those actions may include withdrawing as a reporting company, thereby eliminating certain on-going professional fees and other expenses. In the event that we withdraw as a reporting company:

•	Our shares will be delisted from the OTC Bulletin Board, although trading in our shares may continue on the Pink Sheets;
•	There will be limited information publicly available about us; and
Investors may have difficulty in buying and selling our shares.

There is substantial doubt as to our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our ability to raise funds to implement our development of a business plan. Our poor financial condition could inhibit our ability to achieve a business plan, due to current operations that are reflecting substantial losses. The future prospect of profitability is severely in doubt. Because of these difficulties, our independent auditors have expressed substantial doubt as to our ability to continue as a going concern.

Lack of funding will adversely affect our ability to generate revenues.

Our goals are all contingent upon raising debt or equity funding. Currently there are limited sources for this necessary funding. There are significant risks, difficulties, delays and unforeseen expenses associated with companies with limited or no operating history. Constraints we face due to a lack of funding include:

-	Inability to generate necessary revenue to operate for the next 12 months or thereafter;
-	Operating costs that may exceed our current estimates;
-	Unanticipated development expenses; and
-	Our ability to generate sufficient revenues to offset the substantial costs of operating our business.

Start-up expenses and future losses will adversely affect our operations.

Because of significant up-front expenses required to enter into new businesses, we anticipate that we may incur losses until revenues are sufficient to cover our operating costs. Future losses are likely before our operations become profitable. As a result of our lack of operating history, you will have no basis upon which to accurately forecast our:

-	Total assets, liabilities, and equity;
-	Total revenues;
-	Gross and operating margins; and
-	Labor costs.

Accordingly, any subsequent business plans may not either materialize or prove successful, and we may never be profitable.

Our management may be unable to effectively integrate future acquisitions and to manage our growth, and we may be unable to fully realize any anticipated benefits of any acquisition.

Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, geographical locations, business models and business cultures can be different from ours in many respects. If we should consummate one or more acquisitions, our directors and senior management will face a significant challenge in their efforts to integrate our business and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

Our strategy of seeking joint ventures or strategic alliances may be unsuccessful.

We may also choose to expand our operations by entering into joint ventures or other strategic alliances with other parties. Any such transaction would be accompanied by the risks commonly encountered in such transactions. These include, among others, the difficulty of assimilating the operations and personnel and other various factors. There can be no assurance should we enter into any strategic alliance with a third party that we will be successful in overcoming these risks or any other problems encountered in connection with joint ventures or other strategic alliances.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees.

Our future success depends on the continued services of our executive officers. The loss of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man insurance on his life. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our common stock is thinly traded and an active and visible trading market for our common stock may not develop.

Our common stock is currently traded on a limited basis on the Over-the-Counter Bulletin Board under the symbol “TIDC.” The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market:

-	investors may have difficulty buying and selling or obtaining market quotations;
-	market visibility for our common stock may be limited; and
-	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The sale of shares eligible for future sale could have a depressive effect on the market price for our common stock.

As of the date of this prospectus, there are 15,347,175 shares of common stock issued and outstanding.

Of the currently issued and outstanding shares, 8,332,550 restricted shares of common stock have been held for in excess of one year and are currently available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). Unless registered on a form other than Form S-8, the resale of our shares of Common Stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three-month period prior to resale), such restricted shares can be sold without any volume limitation.

Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

It is not possible to foresee all risks that may affect us. Moreover, we cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

2004 EQUITY COMPENSATION PLAN

Introduction

The following descriptions summarize certain provisions of the Total Identity Corp. 2004 Equity Compensation Plan. This summary is not complete and is qualified by reference to the full text of the Plan. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus is a part. Each person receiving an option or stock award under the Plan should read the Plan in its entirety.

On June 15, 2004, our Board of Directors authorized the Plan covering 1,250,000 shares of common stock. On February 3, 2005, the Board increased the number of shares available for issuance under the Plan to 2,500,000 shares. As of the date of this prospectus, awards covering 950,000 shares have been made under the Plan.

The purpose of the Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Additionally, deferred stock grants and stock appreciation rights may also be granted under the Plan. Any incentive option granted under the Plan must provide for an exercise price of not less than 60% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

In the event the Plan is not approved by our shareholders prior to June 15, 2005, the Plan will not be invalidated, however, (i) in the absence of shareholder approval, incentive stock options may not be awarded under the Plan and (ii) any incentive stock options theretofore awarded under the Plan shall be converted into non-qualified options upon terms and conditions determined by the Board or committee to reflect, as nearly as is reasonably practicable in its sole determination, the terms and conditions of the incentive stock options being so converted.

Eligibility

Our officers, directors, key employees and consultants are eligible to receive awards under the Plan. Only our employees are eligible to receive incentive options.

Administration

The Plan will be administered by our Board of Directors or a committee established by the Board such as a compensation committee (the "Committee"). The Board of Directors or the Committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or Plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such Plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or Committee.

Shares Subject to Awards

We have currently reserved 2,500,000 of our authorized but unissued shares of common stock for issuance under the Plan, and a maximum of 2,500,000 shares may be issued, unless the Plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and shareholders, as required. Subject to the limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares as to which a stock grant or Plan option may be granted to any person. Shares used for stock grants and Plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by Plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by us for other purposes.

The Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant’s option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

The Plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the Committee or by the Board of Directors.

The Plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

Exercise Price

The purchase price for shares subject to incentive stock options must be at least 60% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted.

The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

Manner of Exercise

Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit us, and further provided that any such loan or guarantee is permitted under applicable law.

Option Period

All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire ten years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee, except as provided by the board of the Committee. If an optionee shall die (a) while our employee or (b) within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators. Options are also subject to termination by the Committee or the Board under certain conditions.

In the event of termination of employment because of death while an employee, or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment, except as otherwise provided under the Plan.

Modification and Termination of Plans

The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the Plan. Any such termination of the Plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on June 15, 2014.

Federal Income Tax Effects

The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on June 30, 2004. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequi-sites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

Restrictions Under Securities Laws

The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SELLING SECURITY HOLDERS

Employment Agreement with Matthew P. Dwyer

On February 23, 2003, we entered into an employment agreement with Matthew P. Dwyer covering Mr. Dwyer’s services as our President and Chief Executive Officer. Under the employment agreement, as amended from time to time to the date hereof, Mr. Dwyer receives compensation by way of a base salary in the amount of $180,000 and options to purchase 200,000 shares of our common stock each quarter during the term of the agreement. The options are exercisable at fair market value, based upon the closing bid price for our common stock on the first trading day of the quarter. This prospectus covers the resale of an aggregate of 1,000,000 shares of common stock issuable upon exercise of options granted to Mr. Dwyer under the Plan for the period from October 1, 2004 through December 31, 2005.

Selling Security Holders

The information under this heading relates to resales of shares covered by this prospectus by persons who are our “affiliates" as that term in defined under federal securities laws. Shares issued pursuant to this prospectus to our affiliates are “control" shares under federal securities laws.

The following table sets forth:

-	the name of each affiliated selling security holder,
-	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
-	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
-	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus,
-	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares, and
-
the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering, and adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder’s options or warrants, but no other person’s options or warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities, which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own.

				Percentage to be Owned After Offering
			Shares to be Owned After Offering
Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered

Matthew P. Dwyer	4,205,500 (1)	1,000,000	3,205,500	19.9%

(1) Includes (a) 3,405,500 shares of outstanding common stock, 500,000 of which are registered to Wall Street-Review Financial Services, Inc. and 2,905,500 of which are registered to AFAB, Inc. and (b) 800,000 shares issuable upon exercise of options to be earned under his employment agreement between January 1, 2005 and December 31, 2005. Mr. Dwyer is the sole officer and director of Wall Street-Review Financial Services, Inc., and the sole officer, director and shareholder of AFAB, Inc.

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

-
through the “pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges;

-
in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

-
through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of Total Identity and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by the selling security holders and us or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 30,000,000 shares of common stock, par value $.01 per share, of which 15,347,175 shares are issued and outstanding. We are authorized to issue 2,000,000 shares of preferred stock, none of which are issued or outstanding.

Common Stock

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Preferred Stock

Our articles of incorporation authorizes our board of directors to create and issue series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as permitted under Florida law.

On July 1, 2004, following authorization by our Board of Directors, we amended our Articles of Incorporation to establish a series consisting of 1,250,000 shares of Series 1 preferred stock. The Series 1 preferred stock provides for a liquidation preference of $1.00 per share, prior to any liquidation distributions to holders of common stock. The Series 1 preferred stock accrues dividends at the rate of 12%, payable in arrears, in cash or by the issuance of shares of Series 1 preferred stock, Each share of Series 1 preferred stock is entitled to one vote per share, and votes along with common stockholders on all matters submitted to a vote of common stockholders. Each share of Series 1 preferred stock may be redeemed by the Company at a price of $1.00 per share, on ten days prior written notice. No shares of Series 1 preferred stock have been issued.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is North American Transfer Company is North American Transfer Company, 147 West Merrick Road, Freeport, New York 11520.

EXPERTS

The financial statements of Total Identity Corp. f/k/a TMI Holdings, Inc. as of December 31, 2003, and for the year ended December 31, 2003, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by HJ & Associates, LLC, Independent Registered Public Accountants, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

The financial statements of TMI Holdings, Inc. for the year ended December 29, 2002, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by Berkowitz Dick Pollack & Brant LLP, Independent Registered Public Accountants, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

INDEMNIFICATION

The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

(a)	the officer or director conducted himself or herself in good faith;
(b)	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
(c)	in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

Article IX of the Company’s Restated Articles of Incorporation provide as follows:

“Article IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this Corporation’s expense, policies of insurance.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement.

-	Annual Report on Form 10-KSB filed on May 11, 2004
-	Form 8-K Current Report filed on May 20, 2004
-	Quarterly Report on Form 10-QSB filed on June 15, 2004
-	Form 8-K Current Report filed on August 5, 2004
-	Quarterly Report on Form 10-QSB filed on September 24, 2004, as amended by Form 10-QSB/A filed on September 28, 2004
-	Form 8-K Current Report filed on December 7, 2004
-	Quarterly Report on Form 10-QSB filed on December 17, 2004
-	Form 8-K Current Report filed on December 29, 2004
-	Form 8-K Current Report filed on January 4, 2005
-	Form 8-K Current Report filed on January 14, 2005
-	Form 8-K Current Report filed on February 4, 2005

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Total Identity Corp., 1007 N. Federal Hwy, #A-3, Fort Lauderdale, Florida 33304, (561) 208-8101.

Item 4.  Description of Securities

The description of the Registrant's securities is incorporated by reference to the description of our securities set forth under “Description of Securities” in the prospectus forming a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

(d)	the officer or director conducted himself or herself in good faith;
(e)	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
(f)	in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

Article IX of the Company’s Restated Articles of Incorporation provide as follows:

“Article IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this Corporation’s expense, policies of insurance.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

5.1	Opinion of Schneider Weinberger & Beilly LLP
10.1	Total Identity Corp. 2004 Equity Compensation Plan
23.1	Consent of Schneider Weinberger LLP (included in Exhibit 5.1)
23.2(i)	Consent of HJ & Associates, LLC
23.2(ii)	Consent of Berkowitz Dick Pollack & Brant LLP

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on February 11, 2005.

TOTAL IDENTITY CORP.

TOTAL IDENTITY CORP.
/s/ Matthew P. Dwyer
Matthew P. Dwyer, CEO and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew P. Dwyer Matthew P. Dwyer	President, Chief Executive Officer, Principal Executive Officer, Principal Financial and Accounting Officer	February 11, 2005